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                                             THE CHARLES SCHWAB CORPORATION




                                                                                                                        EXHIBIT 12.1




                                          Computation of Ratio of Earnings to Fixed Charges
                                               (Dollar amounts in millions, unaudited)





Year Ended December 31,                                                      2004       2003       2002       2001        2000
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
Earnings from continuing operations before taxes on
     earnings and extraordinary gain                                      $   645    $   717     $  249    $   128    $  1,016
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Fixed charges
   Interest expense:
     Brokerage client cash balances                                           113         76        164        678       1,057
     Deposits from banking clients                                            105         96         94        128         155
     Long-term debt                                                            32         35         46         55          55
     Short-term borrowings                                                     18         13         20         27          20
     Other                                                                      9         20          7         22          45
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           Total                                                              277        240        331        910       1,332
   Interest portion of rental expense                                          82         87         82         88          69
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     Total fixed charges (A)                                                  359        327        413        998       1,401
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Earnings from continuing operations before taxes on earnings,
     extraordinary gain and fixed charges (B)                             $ 1,004    $ 1,044     $  662    $ 1,126    $  2,417
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Ratio of earnings to fixed charges (B) / (A)(1)                               2.8        3.2        1.6        1.1         1.7
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Ratio of earnings to fixed charges excluding
     brokerage client interest expense(2)                                     3.6        3.9        2.0        1.4         4.0
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(1)  The ratio of earnings to fixed charges is calculated in accordance with SEC requirements. For such purposes, "earnings" consist of earnings from continuing operations before taxes on earnings,  extraordinary gain and fixed charges. "Fixed charges" consist of interest expense as listed above,  including  one-third of rental expense,  which is estimated to be  representative  of the interest factor.

(2)  Because interest expense incurred in connection with payables to brokerage  clients is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense. Accordingly, the ratio of earnings to fixed charges  excluding  brokerage  client interest expense reflects the elimination of such interest expense as a fixed charge.

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